CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus dated May 30, 2025, and included in this Post-Effective Amendment No. 170 to the Registration Statement (Form N-1A, File No. 333-191495) of Capitol Series Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 27, 2024, with respect to the financial statements and financial highlights of Fairlead Tactical Sector ETF included in the Annual Report to Shareholders (Form N-CSR) for the year ended January 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

July 28, 2025